Exhibit 10.45
Tenant’s Acceptance of Possession

Premises Address:    Expansion Premises per First Amendment dated November 10, 2020 10455 Pacific Center Court
San Diego, CA 92126

Landlord:    GC Pacific Center Court Owner, LLC

Tenant:    DexCom, Inc.

As a representative of the above referenced tenant, I have physically inspected the suite noted above and its improvements with Dee Ordonez, Property Manager, as authorized agent for the Landlord. I accept the suite as of January 4, 2021 and as to compliance with the requirements indicated in our Lease, also including the verified information below:

Expansion Premises:
Lease Commencement Date:    January 1, 2021

Expansion Premises:
Lease Rent Commencement Date:    July 1, 2021 Date Keys Delivered to Tenant:    January 4, 2021

THE FOREGOING IS ACKNOWLEDGED AND ACCEPTED: TENANT:    DEXCOM, INC.
By:     /s/ Jereme Sylvain

Name: Jereme Sylvain

Title: EVP, Chief Financial Officer